CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$360,000	$41.26

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 18, 2012 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$360,000

AutoCallable Yield Notes due May 23, 2013

Linked to the Lesser Performing Reference Asset of the United States Oil Fund, LP and the Energy

Select Sector SPDR Fund

Global Medium-Term Notes, Series A, No. E-7303

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 18, 2012

Issue Date:	May 23, 2012

Final Valuation Date:	May 20, 2013*

Maturity Date:	May 23, 2013**

Reference Assets:

The United States Oil Fund, LP (the “USO ETF”) (Bloomberg ticker symbol: “USO UP <Equity>”) and the Energy Select Sector SPDR Fund (the “XLE ETF”) (Bloomberg ticker symbol “XLE UP <Equity>”)

The USO ETF and the XLE ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	9.50% per annum

Interest Payment Dates:	Monthly, payable in arrears on each of the following days: June 23, 2012, July 23, 2012, August 23, 2012, September 24, 2012, October 23, 2012, November 23, 2012, December 24, 2012, January 23, 2013, February 25, 2013, March 25, 2013, April 23, 2013 and the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: 11.68% of the amount of the monthly interest payment Put Premium: 88.32% of the amount of the monthly interest payment

Automatic Call:	If the Closing Price of each Reference Asset on any Call Valuation Date is greater than or equal to its respective Initial Price, the Notes will be automatically called and you will receive on the applicable Early Redemption Date a cash payment equal to the principal amount of your Notes together with any accrued but unpaid interest to, but excluding, the relevant scheduled Interest Payment Date immediately following such Call Valuation Date.

Call Valuation Dates:	August 17, 2012, November 16, 2012 and February 19, 2013; provided, however, that if (i) a day that would otherwise be a Call Valuation Date (the “scheduled date”) is not a Reference Asset Business Day or (ii) a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled date, the relevant Call Valuation Date shall be the first Reference Asset Business Day preceding the scheduled date on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

Reference Asset Business Day:	A day that is a Trading Day with respect to both the USO ETF and the XLE ETF.

Early Redemption Date:	With respect to a Call Valuation Date, the Interest Payment Date immediately following such Call Valuation Date.

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If your Notes are not called pursuant to the “Automatic Call” provisions prior to maturity, you will receive on the Maturity Date (subject to our credit risk), in addition to the final interest payment, a cash payment determined as follows:

•     If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•     If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than 0%, $1,000 per $1,000 principal amount Note;

•     If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of any Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to a Reference Asset on a Trading Day during the Observation Period, the Closing Price of such Reference Asset on such Trading Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

For a description of Market Disruption Events that are applicable to the USO ETF, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities” in the accompanying prospectus supplement

For a description of Market Disruption Events that are applicable to the XLE ETF, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Trading Day:	With respect to either Reference Asset, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in such Reference Asset, or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:

With respect to the USO ETF, $34.43, the Closing Price of the USO ETF on the Initial Valuation Date.

With respect to the XLE ETF, $63.93, the Closing Price of the XLE ETF on the Initial Valuation Date.

Final Price:	With respect to a Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date.

Knock-In Barrier:

With respect to the USO ETF, $25.82, the Initial Price of the USO ETF multiplied by 75%, rounded to the nearest cent.

With respect to the XLE ETF, $47.95, the Initial Price of the XLE ETF multiplied by 75%, rounded to the nearest cent.

Closing Price:

With respect to the USO ETF, for any Trading Day with respect to the USO ETF, the official closing price per share of the USO ETF on that Trading Day as displayed on Bloomberg Professional® service page “USO UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the XLE ETF, for any Trading Day with respect to the XLE ETF, the official closing price per share of the XLE ETF on that Trading Day as displayed on Bloomberg Professional® service page “XLE UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K5N7 and US06738K5N72

*	Subject to postponement in the event of a market disruption event with respect to any Reference Asset, as described, with respect to the XLE ETF, under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, and with respect to the USO ETF, under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to any Reference Asset and as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” (with respect to the XLE ETF) and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities” (with respect to the USO ETF).

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.75%	98.25%
Total	$360,000	$6,300	$353,700

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the Notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Price of the USO ETF is $34.43, (ii) the Initial Price of the XLE ETF is $63.93, (iii) the Knock-In Barrier with respect to the USO ETF is $25.82 (the Initial Price of the USO ETF multiplied by 75.00%, rounded to the nearest cent), (iv) the Knock-In Barrier with respect to the XLE ETF is $47.95 (the Initial Price of the XLE ETF multiplied by 75.00%, rounded to the nearest cent), (v) no Market Disruption Event occurs with respect to either Reference Asset during the Observation Period, and (vi) the Notes are not called prior to maturity pursuant to the “Automatic Call” provisions as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, any of the following events occur: (i) the Closing Price of the USO ETF on any Trading Day with respect to the USO ETF during the Observation Period is less than its Knock-In Barrier (i.e., $25.82, given the assumed Initial Price set forth above), or (iii) the Closing Price of the XLE ETF on any Trading Day with respect to the XLE ETF during the Observation Period is less than its Knock-In Barrier (i.e., $47.95, given the assumed Initial Price set forth above). If a Knock-In Event occurs, the payment at maturity will depend on whether the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

Step2: Determine the Reference Asset Return of the Lesser Performing Reference Asset.

To determine the Reference Asset Return of the Lesser Performing Reference Asset, the Calculation Agent will first calculate the Reference Asset Return of each Reference Asset and determine which one is lower. The Reference Asset with the lowest Reference Asset Return will be the Lesser Performing Reference Asset and its Reference Asset Return will be the Reference Asset Return of the Lesser Performing Reference Asset. The Reference Asset Return of a Reference Asset is calculated by the Calculation Agent equal to the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 3: Calculate the Payment at Maturity.

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Reference Asset Return of the Lesser Performing Reference Asset, determined by the Calculation Agent as described above, is equal to or greater than 0%.

If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lesser Performing Reference Asset. The following table illustrates the hypothetical payments at maturity if a Knock-In Event occurs, assuming a range of performances for the Reference Assets:

USO ETF Final Price ($)	XLE ETF Final Price ($)	Reference Asset Return of the USO ETF	Reference Asset Return of the XLE ETF	Reference Asset Return of The Lesser Performing Reference Asset	Payment at Maturity* (Not including the final interest payment)
68.86	134.25	100.00%	110.00%	100.00%	$1,000.00
65.42	124.66	90.00%	95.00%	90.00%	$1,000.00
63.70	115.07	85.00%	80.00%	80.00%	$1,000.00
58.53	102.29	70.00%	60.00%	60.00%	$1,000.00
56.81	102.29	65.00%	60.00%	60.00%	$1,000.00
51.65	102.29	50.00%	60.00%	50.00%	$1,000.00
49.92	86.31	45.00%	35.00%	35.00%	$1,000.00
44.76	89.50	30.00%	40.00%	30.00%	$1,000.00
41.32	86.31	20.00%	35.00%	20.00%	$1,000.00
37.87	73.52	10.00%	15.00%	10.00%	$1,000.00
34.43	63.93	0.00%	0.00%	0.00%	$1,000.00
37.87	60.73	10.00%	-5.00%	-5.00%	$950.00
30.99	70.32	-10.00%	10.00%	-10.00%	$900.00
35.12	51.14	2.00%	-20.00%	-20.00%	$800.00
25.82	51.14	-25.00%	-20.00%	-25.00%	$750.00
24.10	47.95	-30.00%	-25.00%	-30.00%	$700.00
20.66	51.14	-40.00%	-20.00%	-40.00%	$600.00
18.94	31.97	-45.00%	-50.00%	-50.00%	$500.00
17.22	25.57	-50.00%	-60.00%	-60.00%	$400.00
10.33	25.57	-70.00%	-60.00%	-70.00%	$300.00
8.61	12.79	-75.00%	-80.00%	-80.00%	$200.00
3.44	12.79	-90.00%	-80.00%	-90.00%	$100.00
1.72	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated (assuming that a Knock-In Event occurs):

Example 1: The USO ETF increases from an Initial Price of $34.43 to a Final Price of $44.76 and the XLE ETF increases from an Initial Price of $63.93 to a Final Price of $89.50.

Because the Reference Asset Returns of both of the Reference Assets are positive, the Reference Asset Return of the Lesser Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The USO ETF increases from an Initial Price of $34.43 to a Final Price of $37.87 and the XLE ETF decreases from an Initial Price of $63.93 to a Final Price of $60.73.

Because the Reference Asset Return of the USO ETF is positive and the Reference Asset Return of the XLE ETF is negative, the XLE ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is equal to -5.00%. The investor receives a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -5.00%] = $950.00

Example 3: The USO ETF decreases from an Initial Price of $34.43 to a Final Price of $20.66 and the XLE ETF decreases from an Initial Price of $63.93 to a Final Price of $51.14.

Because the Reference Asset Return of the USO ETF of -40.00% is lower than the Reference Asset Return of the XLE ETF of -20.00%, the USO ETF is the Lesser Performing Reference Asset. Accordingly, the Reference Asset Return of the Lesser Performing Reference Asset is equal to -40.00%. The investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Reference Asset. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Prices of the Reference Assets shall be determined using the Closing Prices of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day, and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the Final Valuation Date is postponed, the Observation Period will be extended to, and includes, the Final Valuation Date as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to the XLE ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” of the prospectus supplement;

•

For a description of what constitutes a Market Disruption Event with respect to the USO ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities” in the prospectus supplement; and

•

For a description of further adjustments that may affect either Reference Asset, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Exposure to the USO ETF and the XLE ETF—Whether the Notes will be automatically called prior to maturity pursuant to the “Automatic Call” provisions and the payment at maturity, if any, are linked to the the USO ETF and the XLE ETF. The USO ETF is an exchange-traded fund that is designed to have changes in the value of its units track changes in the spot price of light, sweet crude oil delivered to Cushing, Oklahoma (the “USO ETF Underlying Asset”). The XLE ETF is designed to track the performance, before fees and expenses, of the S&P Energy Select Sector Index (the “XLE ETF Underlying Index”). For additional information about the USO ETF, see the information set forth under “Description of the USO ETF” in this pricing supplement. For additional information about the XLE ETF, see the information set forth under “Description of the XLE ETF” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Assets (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly payment on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. If your Notes are so treated, you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Reference Assets, in which case you may be required to include as ordinary income the entire monthly interest payment on the Notes (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes) , but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the USO ETF and/or the XLE ETF. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Reference Asset Return of the Lesser Performing Reference Asset falls below 0%. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Principal Protection—If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Reference Asset Return of the Lesser Performing Reference Asset is less than 0%, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal.

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Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, if on any Call Valuation Date the Closing Price of each Reference Asset is greater than or equal to its respective Initial Price, the Notes will be automatically called on the applicable Early Redemption Date and you will receive on the Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding the relevant scheduled Interest Payment Date immediately following such Call Valuation Date. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final interest payment, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of the USO ETF and/or the XLE ETF are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

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If A Knock-In Event Occurs, the Amount Payable at Maturity (Other Than the Final Interest Payment) is Solely Linked to the Reference Asset Return of the Lesser Performing Reference Asset—If a Knock-In Event occurs, any amount payable at maturity (other than the final interest payment) will be linked solely to the Reference Asset Return of the Lesser Performing Reference Asset. The payment at maturity, if any, will not reflect the performance of the Reference Asset that is not the Lesser Performing Reference Asset. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset that is not the Lesser Performing Reference Asset.

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If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Prices of the ETFs at Any Time Other than the Final Prices of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and the payment at maturity will not be based on any value of the Reference Assets other than the Final Price of each Reference Asset on the Final Valuation Date. Therefore, if a Knock-In Event occurs and the Final Price of the Reference Asset that is the Lesser Performing Reference Asset drops on the Final Valuation Date to a price lower than its Initial Price, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price and you may lose some or all of your principal. The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

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The Determination of Whether a Knock-In Event Occurs on any Trading Day is Not Based On Any Prices of the Reference Assets Other Than the Closing Prices of the Reference Assets on such Trading Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of either Reference Asset is less than the Knock-In Barrier applicable to such Reference Asset on any Trading Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any prices of the Reference Assets at any time other than the Closing Prices of the Reference Assets on any Trading Day during the Observation Period. For example, if on a Trading Day, the price of a Reference Asset drops precipitously shortly before the close of business on such day and such drop causes the Closing Price of such Reference Asset on such day to fall below its Knock-In Barrier, assuming that no Market Disruption Event has occurred or existed with respect to such Reference Asset on such day, a Knock-In Event occurs regardless of whether the price of such Reference Asset is greater than or equal to its Knock-In Barrier at any other time during such day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the price of the Reference Assets prior to such drop at a time when the price of the Reference Assets were at or above the applicable Knock-In Barrier. The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

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We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—Neither us nor Barclays Capital Inc. nor any of our respective affiliates are acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the Reference Assets and we have not evaluated whether the Reference Assets are suitable or appropriate generally or for any potential investor in any respect. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The values of the Reference Assets are subject to:

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Management risk. This is the risk that the respective investment strategies for the Reference Assets, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in a exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

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Derivatives risk. ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the an ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Assets invested only in conventional securities.

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The Reference Assets May Underperform Their Respective Underlying Assets—The performance of the Reference Assets may not replicate the performance of, and may underperform, their respective underlying assets (which are, in the case of the XLE ETF, the XLE ETF Underlying Index and , in the case of the USO ETF, the USO ETF Underlying Asset). The Reference Assets will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underling assets. Because the return on your Notes is linked to the performance of the ETFs and not their underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETFs.

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The Performance of the USO ETF is Generally Linked to the Performance of the Crude Oil Market and Adverse Conditions in the Crude Oil Market May Adversely Affect the Value of Your Notes—As described elsewhere in this pricing supplement, the investment objective of the USO ETF is to have the changes in the net asset value of its units reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of certain futures contract for light, sweet crude oil traded on the New York Mercantile Exchange, less the USO ETF’s expenses. The spot price for such a commodity will be influenced by many factors, including, among others, market supply and demand and exploration and production costs, which may be influenced by a variety of complex and interrelated factors. Any adverse developments in the market for crude oil resulting from such factors may have a negative effect on the USO ETF and, accordingly, the value of your Notes.

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The Stocks in Which the XLE ETF Generally Invests are Concentrated in Energy Related Industries; Any Negative Developments in the Energy Sector May Adversely Affect the Value of Your Notes—As described below under “Description of the XLE ETF”, the XLE ETF is designed to replicate, as closely as possible, before expenses, the XLE ETF Underlying Index. Under normal market conditions, the XLE ETF generally invests substantially all of its total assets in the securities comprising the XLE ETF Underlying Index. All of the stocks included in the XLE ETF Underlying Index are issued by companies in the oil, gas and consumable fuels and energy equipment and service industries. Accordingly, any negative developments in these industries will have a negative effect on the XLE ETF and, as a result, on the value of your Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. Similarly, the Internal Revenue Service and Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets during the term of the Notes, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the dividend rate underlying the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Assets

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the companies issuing the ETFs can be located by reference to the ETFs’ CIK# specified below.

The summary information below regarding the companies issuing the ETFs comes from the issuers’ SEC filings. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the USO ETF

We have derived all information contained in this pricing supplement regarding the USO ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the publicly available information filed by the USO ETF with the SEC. Such information reflects the policies of, and is subject to change by the USO ETF.

The USO ETF is an exchange-traded fund. Units of the USO ETF are listed and trade on the NYSE Arca under the ticker symbol “USO”. The USO ETF is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. The investment objective of the USO ETF is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of the futures contract on light, sweet crude oil as traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less the USO ETF’s expenses.

Information provided to or filed with the SEC by the USO ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to its CIK number: 0001327068. Additional information regarding the USO ETF is available at the United States Oil Fund website at http://www.unitedstatesoilfund.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of the company issuing the USO ETF or of any other publicly available information regarding such issuer.

Description of the XLE ETF

We have derived all information contained in this pricing supplement regarding the XLE ETF including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the XLE ETF dated January 31, 2012 issued by The Select SPDR Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and SSgA Funds Management, Inc., the investment adviser to the XLE ETF and an affiliate of State Street Global Advisors.

Shares of the XLE ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “XLE”. The XLE ETF seeks to replicate, as closely as possible, before expenses, the performance of the XLE ETF Underlying Index. The XLE ETF Underlying Index includes companies in the oil, gas and consumable fuels and energy equipment and services businesses.

Information provided to or filed with the Commission by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively. Additional information regarding the XLE ETF is available at the SPDR website at http://www.spdrs.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of the company issuing the XLE ETF or of any other publicly available information regarding such issuer.

Historical Information Regarding the USO ETF

The following graph sets forth the historical performance of the USO ETF based on daily closing prices from April 10, 2006 through May 18, 2012. The closing price per share of the USO ETF on May 18, 2012 was $34.43.

We obtained the USO ETF closing prices below from Bloomberg, L.P, without independent verification. The historical prices of the USO ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the USO ETF on the Final Valuation Date. We cannot give you assurance that the performance of the USO ETF will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the XLE ETF

The following graph sets forth the historical performance of the XLE ETF based on daily closing prices from January 4, 2004 through May 18, 2012. The closing price per share of the XLE ETF on May 18, 2012 was $63.93.

We obtained the XLE ETF closing prices below from Bloomberg, L.P, without independent verification. The historical prices of the XLE ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the XLE ETF on the Final Valuation Date. We cannot give you assurance that the performance of the XLE ETF will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.